UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2008

Einstein Noah Restaurant Group, Inc.

(Exact name of registrant as specified in its charter)

0-27148
(Commission File Number)

Delaware	13-3690261
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

555 Zang Street, Suite 300, Lakewood, Colorado	80228
(Address of principal executive offices)	(Zip Code)

(303) 568-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(e) On February 26, 2008, the Board of Directors approved the 2008 Bonus Plan. The purpose of this plan is to incent executives to drive company financial results and to directly link executive compensation to those financial results. Each executive is eligible for a bonus based on Adjusted EBITDA performance (see below). Under the 2008 Bonus Plan, 85% of the bonus is based solely on earnings before interest, taxes, depreciation and amortization (“EBITDA”) after certain adjustments are made (the Company Performance Portion) and 15% on individual performance (the Individual Performance Portion). Adjusted EBITDA is defined for purposes of the 2008 Bonus Plan as: EBITDA adjusted up (or down) to exclude the following items:  Loss (gain) on sale, disposal or abandonment of assets, net; Charges (adjustments) of integration and reorganization costs; Impairment charges and other elated costs; (Other income); Prepayment penalties and debt repayment costs; and Stock-based compensation expense.

In order for our executives to be eligible for the Company Performance Portion or the Individual Performance Portion of the bonus, the Company must achieve a minimum threshold level of Adjusted EBITDA. Once the minimum threshold level is met, increasing percentages of bonuses are earned based upon the degree to which actual Adjusted EBITDA exceeds the minimum threshold level. If performance far exceeds certain Board approved scaled goals, additional bonuses may be paid at the discretion of the board of directors upon recommendation of the Compensation Committee. The Adjusted EBITDA minimum threshold level and scale for 2008 represented growth goals for the Company were set to challenge named executive officers (“NEO’s”) to achieve those results.

The potential bonus percentage based on the base salary for each NEO for 2008 bonuses is: CEO 100%; COO and CMO 75%; CFO and GC 60%.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EINSTEIN NOAH RESTAURANT GROUP, INC.

Date: April 24, 2008	/s/ RICHARD P. DUTKIEWICZ
Richard P. Dutkiewicz
Chief Financial Officer